Liberty Group Holdings, Inc.

                                         SUBSIDIARIES



 COMPANY                        STATE OF FORMATION             DATE OF FORMATION
 Liberty Food Group, LLC           Delaware                    November 12, 1999
 L.F.G. Transport, LLC             Delaware                    November 18, 1999
 Liberty Group Services, LLC       Delaware                    January 12, 2000
 Liberty Group Media, LLC          Delaware                    January 12, 2000
 Liberty Group Trading, LLC        Delaware                    January 21, 2000
 caseXpress, LLC                   Delaware                    January 12, 2000
 Liberty Coffee & Tea, LLC         Delaware                    February 28, 2000